Exhibit 99.3

Questions and Answers

For DCPG Employees:

Q:	Who is DentaQuest?
o	When founded
o	How many employees
o	Where headquartered
o	Other locations
o	Revenue
o	How many lives covered
o	Lines of Business (DDMA, Medicare, IP, Exchange, TPA, etc.)

A:

DentaQuest has been around since 1966 in different forms, but officially came to be in 2001 and is one of the key players in standalone dental insurance. They are headquartered in Boston and have 2,800 employees with offices in California, Florida, South Carolina, Tennessee, Wisconsin and Texas.

DentaQuest is a $1.8 Billion dollar company with over 27 million members, primarily in the Medicaid space. In addition to Medicaid/CHIP, DentaQuest has significant experience and membership in the dental exchange segment, the commercial dental segment, and the Medicare advantage dental segment, as well as vision.

Q:	Why is DentaQuest interested in DCPG?

A:

The mission of DentaQuest is to improve the Oral Health of All – and their strategy to accomplish this mission includes taking steps such as acquiring companies like ours. DentaQuest believes that our strong network, focus on customer service and proven success in the commercial group will be an ideal fit within their organization as they work to achieve their overall strategy.

Q:	Why is DCPG selling? (Growth – capital, standalone dental future, etc.)

A:

For the past several years, the DCPG Board of Directors has been studying the market and exploring best practices for sustainability for ancillary insurance. This exploration has included seeking a qualified partner with which to join forces. As a result of this exploration, we connected with DentaQuest. DentaQuest is the nation’s leading oral health company – providing care, financing and innovative solutions across the U.S. We will gain expert leaders and greater access to new, industry-leading technologies that can drive transformative change in oral health.

Q:	How will my current role change if at all?

A:

As of now, we will be operating with a “business as usual” approach and do not anticipate changes to current roles. Leadership from both organizations is committed to ensuring a smooth, successful, sustainable transition. DentaQuest agrees that our most valuable assets are our talented employees. Through this transaction, all of us will be incorporating into the DentaQuest family.

Q:	Will some employees stay?

A:

As of now, we will be operating with a “business as usual” approach and do not anticipate changes to current roles. Leadership from both organizations is committed to ensuring a smooth, successful, sustainable transition. DentaQuest agrees that our most valuable assets are our talented employees. Through this transaction, all of us will be incorporating into the DentaQuest family.

Q:	What is the future of Sharonville?

A:	The Sharonville office will remain “as is” for the immediate future/there are no immediate plans to change the Sharonville, Columbus or Louisville offices.

Q:	Will this affect our satellite offices-will we still maintain sales offices in Columbus and Louisville or will we close them?

A:	There are no immediate plans to change the Sharonville, Columbus or Louisville offices.

Q:	What changes will there be to our benefits? (Special consideration for those currently pregnant (or other medical condition) on medical and STD benefits – will there be any changes?)

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to employee’s current benefits during this timeframe.

Q:	Tuition reimbursement – what happens if you are in the middle of pursuing a degree?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to tuition reimbursement during this timeframe.

Q:	Leadership/Reporting Structure/Department structure
o	Will there be a lead person here in Cincinnati? Will it be current DCPG or from DentaQuest?
o	Will there be any change to current reporting structure?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to leadership/reporting structure or departmental structure during this timeframe.

Q:	Why are we just learning about this now?
o	SEC restrictions?
o	Business purposes?

A:

It was important for both DCPG and DentaQuest leadership to wait until the agreement was finalized to communicate out to all employees. This ensured that the deal was actually moving forward with SEC-compliant communications, as well as minimized the risk of rumors in the marketplace.

Q:	Timeline – what to expect from March 12th until closing? What is our communication plan internally to keep staff up to date?

A:

DCPG and DentaQuest leadership are committed to keeping everyone informed with timely updates. We anticipate that most communication will come from the executive team to your managers and they will communicate to you all during department meetings, through department emails and any other methods that work well for each respective team.

Q:	What should the message be to Groups, Brokers, and Business Partners?

A:

We have sent the press release to our broker partners via email along with a welcome letter to give context. If you receive questions from other stakeholders (group admins, providers, members), please direct those questions accordingly:

●	Brokers and Group Administrators – Rebecca Hetzer
●	Providers – Ed Baga
●	Members – Cindy Law

Q:	Will there be new, more, or less products or lines of business?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to our product lines during this timeframe.

Q:	Will working hours be the same/different?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to the working hours during this timeframe.

Q:	Will the pay and raise structure be the same?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to our pay/raise structure.

Q:	Will our tenure at DCP roll over to new company?

A:	As of now, everything is the same as it was yesterday. Over the next several months we will be able to provide details on DentaQuest benefits.

Q:	Was that why Jenna/Emily are leaving?

A:	The departure of Jenna/Emily is unrelated to the current activities and we wish them well in their future endeavors.

Q:	Are we still going to hire an HR person or will that be handled by DentaQuest?

A:	DCPG and DentaQuest are equally aware of the need for HR support at DCPG and will evaluate the most efficient way to provide the level of support needed.

Q:	How will this affect open or temporary positions?

A:	This will be evaluated on a case by case basis with the Leadership team.

Q:	How will this affect provider reimbursement/network?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes provider reimbursement or the network.

Q:	Will anything change with the $200 a month incentive for not enrolling in the medical plan?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	Will anything change with cell phone reimbursement or car allowances?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	Will our current PTO balance rollover?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	Will our current PTO structure and accrual structures change?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	Will there be a change to PTO accrual? If so- what will happen to the hours I have accrued so far? Chance of losing any hours?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	What will happen to retention or cash awards?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to overall benefits.

Q:	Are we keeping the Dental Care Plus Group name for branding purposes?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to our branding or name.

Q:	Will we be moving to a VRU/IVR system?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to how we handle inbound calls.

Q:	Will I still be able to attend my previously approved upcoming conference(s)?

A:	For the next several months, we will be operating with a “business as usual” approach and do not anticipate changes to training or conference commitments.

Q:	Will there be press releases in Cincinnati, Columbus and Louisville announcing the sale of DCPG?

A:	Yes – a press release was sent out on PR newswire as well as to our broker and provider partners. If you would like to see a copy of the press release, please ask Julie Lange.

Q:	Will there be an opportunity to work from home or offer more flex hours to the staff?

A:	As of now, everything is business as usual. Over the next several months we will be able to provide details on the possibility of incorporating work from home or flex hours.

Q:	Will there be more advancement opportunities for us since DentaQuest is a much larger company?

A:	As of now, everything is business as usual. Over the next several months we will be able to provide details on the potential for additional advancement opportunities.

Q:	Will we need to re-contract with our providers, vendors, issue new BAAs?

A:	As of now, everything is business as usual. Over the next several months we will learn more about re-contracting requirements with our providers, vendors and/or issuing new BAAs.